Exhibit 99.1

MERCANTILE BANK OF MICHIGAN ANNOUNCES EXPANSION INTO OHIO WITH OPENING OF NEW MORTGAGE LENDING CENTER IN CINCINNATI

GRAND RAPIDS, Mich., November 2, 2020 – Mercantile Bank of Michigan (“Mercantile Bank”), a wholly-owned subsidiary of Mercantile Bank Corporation (NASDAQ: MBWM), announced the opening of a new mortgage lending center in Cincinnati. The opening of this office will feature a highly qualified team of mortgage lending professionals and will mark Mercantile Bank’s first location outside of Michigan.

"The decision to expand our lending presence to the Cincinnati Tri-State Area was driven by our confidence in the exceptional mortgage bankers joining the Mercantile team, coupled with our personal approach to the mortgage lending process. We look forward to joining the greater Cincinnati community where we believe that our people and commitment to providing an exceptional mortgage loan experience will be a welcomed addition,” said Ray Reitsma, President of Mercantile Bank. “Our entire Mercantile family is excited to extend our team with the entrance into this market, as we continue to strategically grow our mortgage lending operation.”

“Our mortgage lenders in this office will offer a robust set of residential mortgage loan products to customers. From new purchases, to home refinancing and new construction loans, we are committed to providing innovative options and exceptional service, both of which have made us a premier choice for home loans in Michigan,” said Scott Setlock, Mercantile Bank’s Senior Vice President, Mortgage and Consumer Lending. “We are thrilled to have the opportunity to expand our lending footprint into, and become part of, the Cincinnati Tri-State market."

About Mercantile Bank

Mercantile Bank is a wholly-owned subsidiary of Mercantile Bank Corporation. Mercantile Bank provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile Bank has assets of approximately $4.4 billion and operates 39 banking offices.

Forward-Looking Statements

This news release contains comments or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such comments are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies, including the significant disruption to financial market and other economic activity caused by the outbreak of COVID-19; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK:

Scott Setlock
SVP, Mortgage & Consumer Lending
616-726-5869
ssetlock@mercbank.com